Reading International Announces

Second Quarter 2017 Results

Earnings Call Webcast to discuss 2017 Second Quarter Financial Results                                                 scheduled to post on Corporate Website on Thursday, August 10, 2017

Los Angeles, California - (BUSINESS WIRE) August 8, 2017 – Reading International, Inc. (NASDAQ: RDI) today announced strong results for the second quarter and six months ended June 30, 2017.  Our results were positively impacted by the following one-off transactions:

•	Recognition of a gain on the sale of our Burwood property in Australia; and,
•	Receipt of insurance proceeds relating to our Courtenay Central entertainment themed center (“ETC”) in Wellington, New Zealand.

Consolidated revenues for the second quarter of 2017 increased by 8%  (or $5.5 million) and increased by 8% ($10.2 million) for the first half of 2017 due to:

•	higher admissions and increased food & beverage (“F&B”) revenues in our Australian cinemas;
•	business interruption insurance proceeds for the closure period of our Courtenay Central ETC in Wellington, New Zealand. (Our Courtenay Central ETC re-opened on March 29, 2017); and,
•	settlement proceeds relating to the STOMP litigation currently playing at our Orpheum Theatre in New York.

In addition, Cinema revenue and Cinema operating income were up by 6% and 7%, respectively, for the second quarter and 7% and 12%, respectively, for the six months ended June 30, 2017.

The following table summarizes the second quarter and first half-of-the-year results for 2017 and 2016:

	Quarter Ended			Six Months Ended
			% Change			% Change
(Dollars in millions, except EPS)	June 30, 2017	June 30, 2016	Favorable/ (Unfavorable)	June 30, 2017	June 30, 2016	Favorable/ (Unfavorable)
Revenue	$72.4	$66.9	8%	$141.9	$131.7	8%
- US	34.8	33.8	3%	71.7	68.8	4%
- Australia	28.0	24.5	14%	55.2	47.6	16%
- New Zealand	9.6	8.6	12%	15.0	15.3	(2)%
Segment operating income (1)	$12.5	$11.1	13%	$22.9	$20.9	10%
Net income(2)	$19.0	$3.0	> 100%	$22.1	$5.2	> 100%
EBITDA (1)	$30.7	$10.2	> 100%	$41.2	$19.4	> 100%
Adjusted EBITDA (1)	$21.9	$10.2	> 100%	$33.1	$19.4	71%
Basic EPS (2)	$0.82	$0.13	> 100%	$0.95	$0.22	> 100%

(1) Aggregate segment operating income and earnings before interest expense (net of interest income), income tax expense, depreciation and amortization expense (“EBITDA”) are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows.

(2) Reflect amounts attributable to stockholders of Reading International, Inc., i.e. after deduction of noncontrolling interests.

Our EPS for the quarter and six months ended June 30, 2017 increased by $0.69 and $0.73 respectively,

as detailed in the table below:

	Quarter-Ended		Six-Months Ended
(Dollars in thousands, except EPS)	After-tax Effect	EPS	After-tax Effect	EPS
Increase in segment operating income	$885	$0.04	$1,300	$0.06
Impact of significant events for the period
Gain on sale of assets	6,697	0.29	6,401	0.28
Gain on insurance recoveries	8,362	0.36	8,362	0.36
Foreign currency gain on short-term advances(1)	--	--	526	0.02
Other changes in non-segment items	118	0.00	275	0.01
Increase in Net Income	$16,062	$0.69	$16,864	$0.73

 (1) This refers to certain long-term advances to Australian subsidiary reclassified to short-term status at the beginning of the year.

“We are pleased with the strong results in the quarter, which reflect continued progress on our three-year business strategy,” said Ellen Cotter, Chair, President and Chief Executive Officer. “In the second quarter, we also benefited from the one-off transactions noted above as well as growth in our global cinema business that drove our strong revenue performance. As we look ahead to the second half of the year, we will continue to execute on our strategy to elevate the cinematic experience for our guests and the continued redevelopment of our real estate assets with the goal of enhancing stockholder value.”

COMPANY HIGHLIGHTS

•

Operating Results.    Revenues for the second quarter of 2017 of $72.4 million represented the second highest level achieved for any quarter in the history of the Company.  Our net income of $19.0 million for the second quarter was the highest in Company history.  The considerable increase in our net profitability for the quarter was primarily due to the one-off transactions,  in addition to continued growth in our global cinema business.

•	Cinema activities:
▪

In June 2017, we entered into an agreement to lease a 5-screen Reading Cinema located in the City of Traralgon in Victoria, Australia.  The Traralgon Central Business District site is being redeveloped to include additional dining, bar, hotel and cinema facilities.

•	Real estate activities
▪

Courtenay Central Redesign/Expansion/Temporary closure and related insurance settlement proceeds (Wellington, New Zealand) –  we received a  final insurance settlement of $20.0 million from our Insurer in May 2017, effectively taking us to the full $25.0 million earthquake coverage sub-limit afforded under our insurance policy.  We recognized a total gain of $10.7 million (NZ$14.8 million), $1.5 million (NZ$2.1 million) of which represented recovery on our lost business profits during the period of closure (November 2016 to March 2017).  While the earthquake has slowed the redevelopment activities in progress at that location, the demolition of the parking structure has opened additional expansion opportunities for our Courtenay Central ETC.

▪

Settlement of Burwood Property apportioned sale (Melbourne Suburban,  Victoria, Australia) –  Frasers, the buyer of our Burwood Property, completed the sale of 6.0 acres of the total 50.6 acre undeveloped parcel to a third party in June 2017.  As a result, we collected an amount equal to $16.5 million (AU$21.8 million) representing 90% of the net sales price of that parcel sale,  and therefore, we are now recording the full gain on our original sale transaction of $9.4 million (AU$12.5 million).  The remaining receivable of $28.1 million (AU$36.7 million) is due on or before December 31, 2017.

▪

Newmarket Expansion (Brisbane, Australia) –  in the third quarter of 2016, we commenced the construction on our expansion project at Newmarket Village in Brisbane, Australia. This expansion project includes the addition of an 8-screen Reading Cinemas with a  TITAN XC screen and approximately 10,297 square feet of additional F&B retail space and 142 car parks.  We have entered into a heads of agreement to lease approximately 7,642 square feet of this new space. We made $7.5 million of capital expenditures during the first half of 2017, leaving $19.1 million to complete the project, which isexpected to be spent before the end of 2017.
▪

Cinema 1,2,3 Redevelopment (New York, U.S.) – we are evaluating the redevelopment of our current Cinema 1,2,3 cinema property.  In June 2017, we entered into an exclusive dealing and pre-development agreement with our adjoining neighbors, 260-264 LLC, to jointly develop the properties, currently home to Cinemas 1,2,3 and Anassa Taverna. Under the terms of the agreement, Reading and 260-264 LLC will work together on a comprehensive mixed-use plan to co-develop the properties located on 3rd Avenue, between 59th Street and 60th Streets, in New York City. The parties have completed an initial feasibility study, analyzing various retail, entertainment and hotel uses for the site.

•	Corporate Matters
▪	Our 2017 Annual Stockholders’ Meeting of the Company is scheduled to be held in November 2017.
▪	On March 2, 2017, our Board of Directors authorized Management to repurchase up to $25,000,000 of our Class A Common Stock.

SEGMENT RESULTS

The following table summarizes the second quarter and first half-of-the-year segment operating results for 2017 and 2016:

	Quarter Ended			Six Months Ended
			% Change			% Change
(Dollars in thousands)	June 30, 2017	June 30, 2016	Favorable/ (Unfavorable)	June 30, 2017	June 30, 2016	Favorable/ (Unfavorable)
Segment revenue
Cinema
United States	$33,425	$33,015	1%	$69,661	$67,075	4%
Australia	25,425	22,414	13%	50,381	43,418	16%
New Zealand	8,594	8,009	7%	13,961	14,261	(2)%
Total	$67,444	$63,438	6%	$134,003	$124,754	7%
Real estate
United States	$1,457	$832	75%	$2,044	$1,692	21%
Australia	3,848	3,322	16%	7,434	6,631	12%
New Zealand	1,628	1,168	39%	1,953	2,248	(13)%
Total	$6,933	$5,322	30%	$11,431	$10,571	8%
Inter-segment elimination	(1,963)	(1,843)	(7)%	(3,567)	(3,618)	1%
Total segment revenue	$72,414	$66,917	8%	$141,867	$131,707	8%
Segment operating income
Cinema
United States	$1,591	$2,466	(35)%	$4,099	$5,023	(18)%
Australia	5,970	4,844	23%	11,915	8,907	34%
New Zealand	2,227	1,810	23%	2,866	2,881	(1)%
Total	$9,788	$9,120	7%	$18,880	$16,811	12%
Real estate
United States	$266	$108	146%	$297	$179	66%
Australia	1,549	1,385	12%	2,957	2,973	(1)%
New Zealand	941	509	85%	796	938	(15)%
Total	$2,756	$2,002	38%	$4,050	$4,090	(1)%
Total segment operating income (1)	$12,544	$11,122	13%	$22,930	$20,901	10%

    (1) Aggregate segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Cinema Exhibition

Second Quarter Results:

Cinema segment operating income increased by 7%, or $668,000, to $9.8 million for the quarter ended June 30, 2017 compared to June 30, 2016, primarily driven by higher admissions and F&B revenues on our Australian operations, in addition to favorable foreign currency movements of our foreign operations.   Refer below for the revenue highlights by country:

•

Due to a  weaker film slate, quarter revenue in the United States remained flat, with a minimal increase of 1%, or $410,000.  Nevertheless, we achieved increases in average ticket price and F&B spend per capita.

•	Australia’s cinema revenue increased by 13%, or $3.0 million, primarily due to a significant increase in attendance and the favorable impact of stronger foreign exchange rates.
•

In New Zealand, cinema revenue increased by 7%, or $585,000, mainly due to business interruption insurance proceeds ($861,000 or NZ$1.2 million) and the favorable impact from stronger foreign exchange rates, offset by the reduction in ticket prices and a  decrease in attendance.

The top three grossing films for the second quarter 2017 were “Guardians of the Galaxy Vol. 2”, “Wonder Woman”, and “The Fate of the Furious” representing approximately 32% of Reading’s worldwide admission revenues for the quarter.   The top three grossing films in the second quarter 2016 for Reading’s worldwide cinema circuits were “Captain America: Civil War”, “The Jungle Book”, and “Finding Dory”, which represented approximately 30% of Reading’s admission revenues for the second quarter of 2017.

Six-Month Results:

Cinema segment operating income increased 12%, or $2.1 million, to $18.9 million for the six months ended June 30, 2017 compared to June 30, 2016, primarily driven by higher admissions and F&B revenues in our Australian operations, in addition to favorable foreign currency movements of our foreign operations.   Refer below for the revenue highlights by country:

•	Revenue in the United States increased by 4%, or $2.6 million, primarily driven by increases in average ticket prices and F&B spending.
•	Australia’s cinema revenue increased by 16%, or $7.0 million, primarily due to significant increase in attendance and the favorable impact of stronger foreign exchange rates.
•

In New Zealand, cinema revenue decreased slightly by 2%, or $300,000, mainly due to reduction in ticket prices and the impact of the temporary closure of Courtenay Central Cinemas during the first  Quarter of 2017 (which re-opened in late March 2017), offset partially by business interruption insurance recoveries and the favorable impact from stronger foreign exchange rates.

The top three grossing films for the first half of 2017 were “Beauty and the Beast”, “Guardians of the Galaxy Vol. 2”, and “Wonder Woman” representing approximately 19% of Reading’s worldwide admission revenues, compared to the top three grossing films a year ago: “Deadpool”, “Captain America: Civil War”, and “The Jungle Book”, which represented approximately 17% of our admission revenues for the same period in 2016.

Real Estate

Second Quarter Results:

Real estate segment operating income increased by 38%, or $754,000, to $2.8 million for the quarter ended June 30, 2017 compared to June 30, 2016, primarily attributable to (i) a  gain on business interruption insurance proceeds for Courtenay Central ETC ($688,000) and (ii) the STOMP settlement litigation proceeds received ($615,000).  These were off-set by an increase in our real estate segment general & administrative expenses due to an expansion of our in-house real estate team in Australia and New Zealand.

Six-Month Results:

Real estate segment operating income remained flat for first half of 2017 compared to that of 2016, primarily attributable to the off-setting impacts of the following:

•

gain on business interruption insurance proceeds for Courtenay Central ETC ($688,000, but reduced by lost revenue from having Courtenay Central ETC closed during the first  Quarter of 2017) and the STOMP litigation settlement ($675,000 ); and,

•	increases in property, payroll and travel expenses related to the expansion of our real estate activities in Australia and New Zealand.

CONSOLIDATED AND NON-SEGMENT RESULTS

The second quarter and first half-of-the-year consolidated and non-segment results for 2017 and 2016 are summarized as follows:

	Quarter Ended			Six Months Ended
			% Change			% Change
(Dollars in thousands)	June 30, 2017	June 30, 2016	Favorable/ (Unfavorable)	June 30, 2017	June 30, 2016	Favorable/ (Unfavorable)
Segment operating income	$12,544	$11,122	13%	$22,930	$20,901	10%
Non-segment income and expenses:
General and administrative expense	(4,674)	(4,935)	5%	(9,425)	(9,925)	5%
Interest expense, net	(1,787)	(1,762)	(1)%	(3,647)	(3,636)	--%
Gain on sale of assets	9,417	--	> 100%	9,417	393	> 100%
Gain on insurance recoveries	9,217	--	> 100%	9,217	--	> 100%
Others	181	160	nm	1,152	310	> 100%
Total non-segment income and expenses	$12,354	$(6,537)	> 100%	$6,714	$(12,858)	> 100%
Income before income taxes	24,898	4,585	> 100%	29,644	8,043	> 100%
Income tax expense	(5,846)	(1,663)	(> 100)%	(7,549)	(2,894)	(> 100)%
Net income	$19,052	$2,922	> 100%	$22,095	$5,149	> 100%
Less: net income (loss) attributable to noncontrolling interests	20	(48)	nm	32	(50)	nm
Net income attributable to RDI common stockholders	$19,032	$2,970	> 100%	$22,063	$5,199	> 100%

Second Quarter and First Half-of-the-Year Net Results

Net income attributable to RDI common stockholders for the quarter ended June 30, 2017 increased by $16.1 million, to $19.0 million and EPS increased by $0.69 to $0.82 from the prior-year quarter, as detailed earlier in this earnings release.  Similarly, net income attributable to RDI common stockholders for the first half of the year increased by $16.9 million to $22.1 million and    EPS increased by $0.73 to $0.95 from the prior-year period.

Non-Segment General & Administrative Expenses

General and administrative expense for the quarter and six months ended June 30, 2017 compared to the same period of the prior year decreased by 5% ($261,000) and 5% ($500,000), respectively. This decrease mainly relates to the additional expenses paid in 2016 in connection with the 2015 year-end audit ($280,000 and $780,000 for the quarter and six months ended June 30, 2017).  Legal expenses incurred, which are included within general & administrative expenses, on the Derivative Litigation, the Cotter Employment Arbitration and other Cotter litigation matters during the quarter and six months ended June 30, 2017 totaled $387,000 and $1.0 million, respectively.  In 2016, expense related to the defense of the Derivative Litigation was substantially covered by the Company’s Directors and Officers’ Insurance Program.

Gain on Sale of Assets

$9.4 million represented our full recognition of the transaction gain triggered by the additional payment from Frasers, the buyer of our Burwood property in Australia. During the first quarter of 2016, we recognized a gain of $393,000 (NZ$585,000) relating to our Taupo property in New Zealand.

Gain on Insurance Proceeds

$9.2 million represented the gain recognized on final insurance settlement proceeds relating to the earthquake damage to our Courtenay Central parking structure (excluding business interruption insurance losses).

Income Tax Expense

Income tax expense for the quarter and six months ended June 30, 2017 increased by $4.2 million and $4.7 million, respectively, compared to equivalent prior-year period.  The differences are primarily due to significant increase in pre-tax income, off-set by foreign earnings considered indefinitely reinvested, decrease in valuation allowance, and non-taxable income from insurance proceeds.

OTHER FINANCIAL INFORMATION

Balance Sheet and Liquidity

Total assets decreased by $1.8 million, to $404.0 million at June 30, 2017, compared to $405.8 million at December 31, 2016, primarily driven by a  decrease in our cash resources (including those received during the quarter from the Burwood settlement and the final Courtney Central ETC insurance proceeds) to pay-off borrowings and operating liabilities and accrued expenses.

Cash and cash equivalents at June 30, 2017  were  $13.1 million, including $7.9 million in the U.S., $4.0 million in Australia, and $1.2 million in New Zealand.  We manage our cash, investments and capital structure so we are able to meet short-term and long-term obligations for our business, while maintaining financial flexibility and liquidity.

The table below demonstrates the changes in our financing arrangements, working capital position and other relevant information addressing our liquidity as of and for the six months ended June 30, 2017 and the preceding four years:

	As of and for the 6-Months Ended	Year Ended December 31
($ in thousands)	June 30, 2017	2016	2015	2014	2013
Total Resources (cash and borrowings)
Cash and cash equivalents (unrestricted)	$13,075	$19,017	$19,702	$50,248	$37,696
Unused borrowing facility	137,521	117,599	70,134	45,700	19,400
Restricted for capital projects(1)	62,680	62,024	10,263	--	--
Unrestricted capacity	74,841	55,575	59,871	45,700	19,400
Total resources at period end	150,596	136,616	89,836	95,948	57,096
Total unrestricted resources at period end	87,916	74,592	79,573	95,948	57,096
Debt-to-Equity Ratio
Total contractual facility	$272,292	$266,134	$207,075	$201,318	$187,860
Total debt (gross of deferred financing costs)	134,771	148,535	130,941	164,036	168,460
Current	8,058	567	15,000	38,104	75,538
Non-current	126,713	147,968	115,941	125,932	92,922
Total book equity	174,340	146,615	138,951	133,716	123,531
Debt-to-equity ratio	0.77	1.01	0.94	1.23	1.36
Changes in Working Capital
Working capital (deficit)	$(6,566)	$6,655	$(35,581)	$(15,119)	$(75,067)
Current ratio	0.89	1.10	0.51	0.84	0.43
Capital Expenditures (including acquisitions)	$24,824	$49,166	$53,119	$14,914	$20,082

(1) This relates to the construction facilities specifically negotiated for: (i) Union Square redevelopment project, obtained in December 2016, and (ii) New Zealand construction projects, obtained in May 2015.

Below is a summary of the available credit facilities as of June 30, 2017:

	As of June 30, 2017
(Dollars in thousands)	Contractual Capacity	Capacity Used	Unused Capacity	Restricted for Capital Projects	Unrestricted Capacity
Bank of America Credit Facility (USA)	$55,000	$36,500	$18,500	$--	$18,500
Bank of America Line of Credit (USA)	5,000	-	5,000	--	5,000
Union Square Construction Financing (USA)	57,500	8,000	49,500	49,500	-
NAB Corporate Term Loan (AU) (1)	51,045	25,331	25,714	--	25,714
Westpac Corporate Credit Facility (NZ) (1)	38,807	-	38,807	13,180	25,627
Total	$207,352	$69,831	$137,521	$62,680	$74,841

(1) The borrowings are denominated in foreign currency.  The contractual capacity and capacity used were translated into U.S. dollars based on the applicable exchange rates as of June 30, 2017.

Our overall global operating strategy is to conduct business mostly on a self-funding basis (except for funds used to pay an appropriate share of our U.S. corporate overhead).  However, we may decide to move funds between jurisdictions where circumstances merit such action.  For example, given the interest savings generated from using funds through the repayment of intercompany loans by our Australian subsidiary to finance a portion of our Union Square redevelopment project rather than paying for high interest mezzanine loans (which will yield overall notional all-in interest savings of approximately 10.0%), we moved $20.0 million of our intercompany loan to short-term from long-term category.  Effectively, we sourced our Union Square financing needs from our available credit line in Australia and moved it from our Australian subsidiary to the U.S. as a repayment of intercompany loans.  As a result, we recognized a gain of $820,000 representing the foreign currency movement on the intercompany for the six months ended June 30, 2017.

Non-GAAP Financial Measures

This earnings release presents aggregate segment operating income, and EBITDA, which are important financial measures for the Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of EPS, cash flows or net income as determined in accordance with US GAAP. Aggregate segment operating income and EBITDA as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Aggregate segment operating income – we evaluate the performance of our business segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors.  We believe that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of business separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results. Refer to “Consolidated and Non-Segment Results” for a reconciliation of segment operating income to net income.

EBITDA – we present EBITDA as a supplemental measure of its performance, which is commonly used in our industry.  We define EBITDA as net income adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment of interest expense, depreciation, and amortization for discontinued operations, if any. EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP).    We have included EBITDA in this Earnings Release as we believe that it provides management and our investors with additional information necessary to properly measure our performance and liquidity, estimate our value and evaluate our ability to service debt.

Adjusted EBITDA – using the principles we consistently apply to determine our EBITDA, we further adjusted the EBITDA for certain items we believe are appropriate adjustable item, described as follows:

•

Gain on insurance proceeds – this refers to the excess of insurance proceeds over our damaged property’s book value and related demolition costs. We excluded the portion allocated to the recoupment of business income.  We have considered this to be an appropriate adjustment for purposes of determining Adjusted EBITDA in accordance with the 2-year SEC requirement for determining an item as non-recurring, infrequent or unusual in nature.

•

Legal expenses relating to the derivative litigation, the James J. Cotter, Jr. employment arbitration and other Cotter litigation matters –  while we started to incur expenses in relation to these legal matters in 2015, we believe that the majority of these costs were thrust upon the

Company as it become necessary to vigorously defend the Company’s position in the derivative litigation and related matters and to resolve Mr. Cotter, Jr.’s claims relating to his termination. For this reason, these costs should also be treated as non-recurring in nature and accordingly, an adjustable item for purposes of determining our Adjusted EBITDA.

We have not made adjustments for any gains relating to property sales, including our realized gain on the Burwood property, in line with our overall business strategy that at any time, we may decide to dispose of any property when we believe that an asset has reached the highest value that we could reasonably achieve without investing substantial additional sums for land use planning, construction and marketing.

Reconciliation of EBITDA to net income is presented below:

	Quarter Ended		Six Months Ended
	June 30	June 30,	June 30	June 30
(Dollars in thousands)	2017	2016	2017	2016
Net Income	$19,032	$2,970	$22,063	$5,199
Add: Interest expense, net	1,787	1,762	3,647	3,636
Add: Income tax expense	5,846	1,663	7,549	2,894
Add: Depreciation and amortization	4,054	3,828	7,987	7,635
EBITDA	$30,719	$10,223	$41,246	$19,364
Adjustments for:
Gain on insurance recoveries	(9,217)	--	(9,217)	--
Legal expenses relating to the derivative ligation, the Cotter employment arbitration and other Cotter litigation matters	387	--	1,032	--
Adjusted EBITDA	$21,889	$10,223	$33,061	$19,364

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on Thursday, August 10, 2017, that will feature prepared remarks from Ellen Cotter, President & Chief Executive Officer;  Dev Ghose, Executive Vice President & Chief Financial Officer; and Andrzej Matyczynski, Executive Vice President - Global Operations.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com by 5:00 pm EDT on Wednesday,  August 9, 2017. The audio webcast can be accessed by visiting http://www.readingrdi.com/Presentations.

About Reading International, Inc.

Reading International Inc. (NASDAQ: RDI) is a leading entertainment and real estate company, engaging in the development, ownership and operation of multiplex cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

The family of Reading brands includes cinema brands Reading Cinemas, Angelika Film Centers, Consolidated Theatres, and City Cinemas; live theaters operated by Liberty Theatres in the United States; and signature property developments, including Newmarket Village, Auburn Red Yard and Cannon Park in Australia, Courtenay Central in New Zealand and 44 Union Square in New York City.

Additional information about Reading can be obtained from the Company's website: http://www.readingrdi.com.

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:
o	The number and attractiveness to movie goers of the films released in future periods;
o	The amount of money spent by film distributors to promote their motion pictures;
o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;
o

The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o

The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD rentals and sales, and online streaming.

•	With respect to our real estate development and operation activities:
o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;
o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;
o	the risks and uncertainties associated with real estate development;
o	The availability and cost of labor and materials;
o	Competition for development sites and tenants;
o	The extent to which our cinemas can continue to serve as an anchor tenant that will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations; and
o	Certain of our activities are in geologically active areas, creating a risk of damage and/or disruption of real estate and/or cinema businesses from earthquakes.
•

With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;
o	The relative values of the currency used in the countries in which we operate;
o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;
o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);
o

Our exposure from time-to-time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health-related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential 10 audits by taxing authorities having jurisdiction over our various companies; and
o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control, such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform, either when considered in isolation or when compared to other securities or investment opportunities.

Finally, we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-U.S. GAAP financial measures.”  In such case, a reconciliation of this information to our U.S. GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Dev Ghose, Executive Vice President & Chief Financial Officer

Andrzej Matyczynski, Executive Vice President for Global Operations

Reading International, Inc.  (213) 235-2240

Reading International, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Unaudited; U.S. dollars in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2017	2016	2017	2016
Revenue
Cinema	$67,443	$63,439	$134,003	$124,754
Real estate	4,970	3,479	7,864	6,953
Total revenue	72,413	66,918	141,867	131,707
Costs and expenses
Cinema	(52,139)	(48,805)	(103,921)	(96,761)
Real estate	(2,342)	(2,191)	(4,377)	(4,332)
Depreciation and amortization	(4,054)	(3,828)	(7,987)	(7,635)
General and administrative	(6,118)	(6,006)	(12,291)	(12,197)
Total costs and expenses	(64,653)	(60,830)	(128,576)	(120,925)
Operating income	7,760	6,088	13,291	10,782
Interest income	14	19	34	56
Interest expense	(1,801)	(1,781)	(3,681)	(3,692)
Gain on sale of assets	9,417	--	9,417	393
Gain on insurance recoveries	9,217	--	9,217	--
Other income (expense)	27	(46)	848	(104)
Income before income tax expense and equity earnings of unconsolidated joint ventures	24,634	4,280	29,126	7,435
Equity earnings of unconsolidated joint ventures	264	305	518	608
Income before income taxes	24,898	4,585	29,644	8,043
Income tax expense	(5,846)	(1,663)	(7,549)	(2,894)
Net income	$19,052	$2,922	$22,095	$5,149
Less: net income (loss) attributable to noncontrolling interests	20	(48)	32	(50)
Net income attributable to Reading International, Inc. common shareholders	$19,032	$2,970	$22,063	$5,199
Basic earnings per share attributable to Reading International, Inc. shareholders	$0.82	$0.13	$0.95	$0.22
Diluted earnings per share attributable to Reading International, Inc. shareholders	$0.81	$0.13	$0.94	$0.22
Weighted average number of shares outstanding–basic	23,148,995	23,334,892	23,168,703	23,334,892
Weighted average number of shares outstanding–diluted	23,396,143	23,543,959	23,415,851	23,543,959

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands, except share information)

	June 30,	December 31,
	2017	2016(1)
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$13,075	$19,017
Receivables	35,147	8,772
Inventory	1,408	1,391
Prepaid and other current assets	4,781	5,787
Land held for sale	--	37,674
Total current assets	54,411	72,641
Operating property, net	219,534	211,886
Investment and development property, net	62,219	43,687
Investment in unconsolidated joint ventures	5,343	5,071
Goodwill	20,476	19,828
Intangible assets, net	9,260	10,037
Deferred tax asset, net	28,246	28,667
Other assets	4,533	13,949
Total assets	$404,022	$405,766
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$20,753	$26,479
Film rent payable	8,842	10,528
Debt – current portion	8,058	567
Taxes payable – current	2,918	3,523
Deferred current revenue	8,817	10,758
Other current liabilities	11,589	14,131
Total current liabilities	60,977	65,986
Debt – long-term portion	95,091	115,707
Subordinated debt, net	27,447	27,340
Noncurrent tax liabilities	20,164	19,953
Other liabilities	26,003	30,165
Total liabilities	229,682	259,151
Commitments and contingencies (Note 13)
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized,
32,946,569 issued and 21,377,070 outstanding at June 30, 2017, and 32,856,267 issued and 21,497,717 outstanding at December 31, 2016	231	230
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at June 30, 2017 and December 31, 2016	17	17
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at June 30, 2017 and December 31, 2016	--	--
Additional paid-in capital	145,178	144,569
Retained earnings	23,743	1,680
Treasury shares	(19,774)	(16,374)
Accumulated other comprehensive income	20,564	12,075
Total Reading International, Inc. stockholders’ equity	169,959	142,197
Noncontrolling interests	4,381	4,418
Total stockholders’ equity	174,340	146,615
Total liabilities and stockholders’ equity	$404,022	$405,766

1 Certain prior period amounts have been reclassified to conform to the current period presentation.